As filed with the U.S. Securities and Exchange Commission on March 11, 2025

Registration No. 333-268239

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment to:

Form F-3 Registration Statement No. 333-268239

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Achilles Therapeutics plc

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3rd Floor, 1 Ashley Road

Altrincham, Cheshire WA14 2DT

United Kingdom

Tel: +44 (0)20 8154 4600

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

Tel: (212) 947-7200

(Name, Address, and Telephone Number of Agent for Service)

Please send copies of all communications to:

Mitchell S. Bloom

Finnbarr Murphy

Sophie C. McGrath

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Tel. No.: (617) 570-1000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term ‘‘new or revised financial accounting standard’’ refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to Registration Statement No. 333- 268239 (the “Registration Statement”), registering ordinary shares, nominal value £0.001 per share (“Ordinary Shares”) of Achilles Therapeutics plc (the “Company”), Ordinary Shares in the form of American Depositary Shares (“ADSs”), warrants, units and debt securities, including ADSs offered by Syncona Portfolio Limited, which was filed with the SEC on November 8, 2022.

As previously announced, the board of directors of the Company has determined that it would be in the best interests of the Company and its members as a whole to put proposals to the shareholders to undertake a members’ voluntary liquidation (the “Liquidation”) of the Company to return capital to shareholders.

In connection with the proposed Liquidation, on February 28, 2025, the Company announced its intention to delist its ADSs from the Nasdaq Stock Market and deregister under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company filed a Form 25 with the Securities and Exchange Commission on March 11, 2025 to effect the voluntary delisting of its ADSs from the Nasdaq Stock Market and expects the delisting to be effective on March 20, 2025. The Company intends to file a Form 15 with the SEC on or about March 21, 2025 to deregister its ADSs and Ordinary Shares under the Exchange Act. The Company’s obligation to file periodic reports under the Exchange Act will be suspended immediately upon the filing of the Form 15.

The Company has terminated any and all offerings of the Company’s securities pursuant to this Post-Effective Amendment to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of post-effective amendments, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment, and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on March 11, 2025

Achilles Therapeutics plc

By:	/s/ Robert Coutts
Name:	Robert Coutts
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement, on March 11, 2025.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.